                                                                    EXHIBIT 99.2

                               UNAUDITED PRO FORMA
                 CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA
                          OF NOVELLUS AND SPEEDFAM-IPEC

The following unaudited pro forma condensed combined consolidated balance sheet as of September 28, 2002 and the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2001 and for the nine months ended September 28, 2002 are based on the historical financial statements of Novellus Systems, Inc. ("Novellus") and SpeedFam-IPEC, Inc. ("SpeedFam-IPEC") after giving effect to the merger as a purchase of SpeedFam-IPEC by Novellus using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

The unaudited pro forma condensed combined consolidated balance sheet as of September 28, 2002 is presented to give effect to the proposed merger as if it occurred on September 28, 2002 and, due to different fiscal period ends, combines the historical unaudited balance sheet of Novellus as of September 28, 2002 and the historical unaudited balance sheet of SpeedFam-IPEC as of August 31, 2002. The unaudited pro forma condensed combined consolidated statement of operations of Novellus and SpeedFam-IPEC for the nine months ended September 28, 2002 is presented as if the combination had taken place on January 1, 2001 and, due to different fiscal period ends, combines the historical results of Novellus for the nine months ended September 28, 2002 and the historical results of SpeedFam-IPEC for the nine months ended August 31, 2002, which represents the third and fourth quarters of fiscal year 2002 and the first quarter of fiscal year 2003 for SpeedFam-IPEC. The unaudited pro forma condensed combined consolidated statement of operations of Novellus and SpeedFam-IPEC for the year ended December 31, 2001 is presented as if the combination had taken place on January 1, 2001 and, due to different fiscal period ends, combines the historical results of Novellus for the year ended December 31, 2001 and the historical results of SpeedFam-IPEC for the twelve months ended December 1, 2001, which represents the third and fourth quarters of fiscal year 2001 and the first and second quarters of fiscal year 2002 for SpeedFam-IPEC.

SpeedFam-IPEC's consolidated financial statements for the twelve months ended December 1, 2001 include the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The effect of this accounting change has not been reflected in the historical financial information of SpeedFam-IPEC for the period ended December 1, 2001 included in these unaudited pro forma condensed combined consolidated financial statements.

Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of SpeedFam-IPEC, based on their fair values as of the completion of the merger. A valuation was conducted in order to assist management of Novellus in determining the fair values of a significant portion of these assets. This valuation has been considered in management's estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements.

As of the completion of the merger, management of Novellus had begun to assess and formulate plans to exit certain activities of SpeedFam-IPEC and to terminate certain employees of SpeedFam-IPEC. Those plans are now complete. Based on our estimate of the costs associated with exiting these activities, costs of approximately $28.5 million were accrued as of the completion of the merger for costs of vacating leased facilities, severance costs related to SpeedFam-IPEC employees, and other costs associated with exiting activities of SpeedFam-IPEC. A pro forma adjustment for $28.5 million has been included in the unaudited pro forma condensed combined consolidated balance sheet.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of Novellus and SpeedFam-IPEC. SpeedFam-IPEC's financial statements are incorporated into this document by reference. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Novellus that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Novellus.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

(IN THOUSANDS)


                                                          HISTORICAL
                                                   -----------------------------
                                                     NOVELLUS       SPEEDFAM-IPEC
                                                  SEPTEMBER 28,      AUGUST 31,           PRO FORMA            PRO FORMA
                                                       2002             2002             ADJUSTMENTS           COMBINED
                                                   -----------      -----------          -----------          -----------
ASSETS
Current assets:
      Cash and cash equivalents                    $   473,736      $    60,391          $        --          $   534,127
      Short-term investments                           450,995               --                   --              450,995
      Accounts receivable, net                         230,233           21,995                   --              252,228
      Inventories                                      239,687           42,500                2,386 (a)          284,573
      Shipped systems pending acceptance                    --            6,379               (6,379)(j)               --
      Deferred tax assets, net                          92,769               --               28,220 (b)          120,989
      Prepaid and other current assets                  12,366            3,000                                    15,366
                                                   -----------      -----------          -----------          -----------
          Total current assets                       1,499,786          134,265               24,227            1,658,278

Property and equipment, net                            167,105           31,413               (6,652)(c)          191,866
Other assets                                           109,749            5,883               17,380(d)           249,674
                                                                                             119,929(e)
                                                                                              (2,224)(f)
                                                                                              (1,043)(g)
Note receivable                                        397,429               --                   --              397,429
                                                   -----------      -----------          -----------          -----------
          Total assets                             $ 2,174,069      $   171,561          $   151,617          $ 2,497,247
                                                   ===========      ===========          ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
      Accounts payable                             $    69,410      $    13,513          $        --          $    82,923
      Accrued payroll and related expenses              35,065               --                   --               35,065
      Accrued warranty                                  35,535               --                   --               35,535
      Other accrued liabilities                         64,224           14,934                4,536(h)           112,222
                                                            --               --               28,528(i)                --
      Deferred profit                                   67,395               --                   --               67,395
      Deferred revenue                                      --           14,752              (14,752)(j)               --
      Other obligations                                  1,635               48                   --                1,683
                                                   -----------      -----------          -----------          -----------
          Total current liabilities                    273,264           43,247               18,312              334,823

Long-term debt                                              --          115,057                1,438(k)           116,495
Deferred income taxes                                   23,532               --              (17,320)(b)            6,212
Other long-term liabilities                                 --            4,711                   --                4,711
                                                   -----------      -----------          -----------          -----------
          Total liabilities                            296,796          163,015                2,430              462,241
                                                   ===========      ===========          ===========          ===========

Shareholders' equity                                 1,877,273            8,546              152,291(l)         2,038,110
                                                            --               --               (3,104)(m)           (3,104)
                                                   -----------      -----------          -----------          -----------
   Total liabilities and shareholders' equity      $ 2,174,069      $   171,561          $   151,617          $ 2,497,247
                                                   ===========      ===========          ===========          ===========



See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                         HISTORICAL
                                                                 -------------------------------
                                                                  NOVELLUS        SPEEDFAM-IPEC
                                                                  FOR THE            FOR THE
                                                                    YEAR             TWELVE
                                                                    ENDED         MONTHS ENDED
                                                                  DECEMBER         DECEMBER         PRO FORMA         PRO FORMA
                                                                  31, 2001         1, 2001          ADJUSTMENTS        COMBINED
                                                                 -----------      -----------      -----------       -----------
Net sales                                                        $ 1,339,322      $   177,059      $        --       $ 1,516,381
Cost of sales                                                        647,971          204,289               --           852,260
                                                                 -----------      -----------      -----------       -----------
Gross profit                                                         691,351          (27,230)              --           664,121

Operating expenses:
      Selling, general and administrative (1)                        193,252           34,499              (68)(c)       228,459
                                                                                                           776(m)
      Research and development                                       272,032           63,296               --           335,328
      Special charges                                                 61,106            1,800               --            62,906
      Bad debt write-off                                               7,662               --               --             7,662
      Amortization of acquired intangible assets(1)                    5,315            1,871            2,897(d)          8,212
                                                                                                        (1,871)(f)
      Acquisition-related, restructuring and other costs                  --            6,460               --             6,460
                                                                 -----------      -----------      -----------       -----------
Total operating expenses                                             539,367          107,926            1,734           649,027
                                                                 -----------      -----------      -----------       -----------

Operating income (loss)                                              151,984         (135,156)          (1,734)           15,094
Interest and other income (loss), net                                 57,393           (3,536)             591(g)         54,927
                                                                                                           479(k)
                                                                 -----------      -----------      -----------       -----------
Income (loss) before income taxes                                    209,377         (138,692)            (664)           70,021
Provision for income taxes (benefit)                                  64,907               --          (50,001)(n)        14,906
                                                                 -----------      -----------      -----------       -----------
Net income (loss) before cumulative effect of
      change in accounting principle                             $   144,470      $  (138,692)          49,337       $    55,115
                                                                 ===========      ===========      ===========       ===========

Net income (loss) per share:
      Basic net income (loss) per share before
          cumulative effect of change in accounting principle    $      1.01      $     (4.57)                       $      0.37
      Diluted net income (loss) per share before
          cumulative effect of change in accounting principle    $      0.97      $     (4.57)                       $      0.36

Shares used in basic calculation                                     142,462           30,318                            147,974
Shares used in diluted calculation                                   148,924           30,318              288           154,724

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(1) Historical amounts for amortization of intangibles and goodwill have been reclassified to separate line items.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              HISTORICAL
                                                                 -----------------------------------
                                                                      NOVELLUS        SPEEDFAM-IPEC
                                                                    FOR THE NINE      FOR THE NINE
                                                                    MONTHS ENDED      MONTHS ENDED    PRO FORMA          PRO FORMA
                                                                 SEPTEMBER 28, 2002  AUGUST 31, 2002 ADJUSTMENTS         COMBINED
                                                                 ------------------  --------------- -----------         --------
Net sales                                                             $ 622,321         $  86,046      $      --         $ 708,367
Cost of sales                                                           339,846            64,840             --           404,686
                                                                      ---------         ---------      ---------         ---------
Gross profit                                                            282,475            21,206             --           303,681
Operating expenses:
       Selling, general and administrative (1)                          117,307            17,991            (51) (c)      135,829
                                                                                                             582  (m)
       Research and development                                         171,021            22,207             --           193,228
       Special charges                                                    3,273                --             --             3,273
       Bad debt recovery                                                 (7,662)               --             --            (7,662)
       Amortization of acquired intangible assets (1)                        --               433          2,173  (d)        1,956
                                                                                                            (650) (f)
                                                                      ---------         ---------      ---------         ---------
Total operating expenses                                                283,939            40,631          2,054           326,624
                                                                      ---------         ---------      ---------         ---------
Operating loss                                                           (1,464)          (19,425)        (2,054)          (22,943)
Interest and other income (loss), net                                    21,396            (4,937)           443  (g)       17,261
                                                                                                             359  (k)
                                                                      ---------         ---------      ---------         ---------
Income (loss) before income taxes                                        19,932           (24,362)        (1,252)           (5,682)
Provision for income taxes (benefit)                                         --            (2,482)        (5,695) (n)       (8,177)
                                                                      ---------         ---------      ---------         ---------
Net income (loss) before cumulative effect of
       change in accounting principle                                 $  19,932         $ (21,880)     $   4,443         $   2,495
                                                                      =========         =========      =========         =========
Net income (loss) per share :
       Basic net income (loss) per share before
             cumulative effect of change in accounting principle      $    0.14         $   (0.71)                       $    0.02
       Diluted net income (loss) per share before
             cumulative effect of change in accounting principle      $    0.13         $   (0.71)                       $    0.02

Shares used in basic calculation                                        144,355            30,871                          149,967
Shares used in diluted calculation                                      149,257            30,871            286           155,155

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(1) Historical amounts for amortization of intangibles and goodwill have been reclassified to separate line items.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

On December 6, 2002, Novellus acquired all of the outstanding stock of SpeedFam-IPEC, a global supplier of chemical mechanical planarization (CMP) systems used in the fabrication of advanced copper interconnects, in exchange for 0.1818 of a share of Novellus' common stock for each outstanding share of SpeedFam-IPEC common stock and the assumption of options to purchase SpeedFam-IPEC common stock based on the same exchange ratio. The unaudited pro forma condensed combined consolidated financial statements reflect the actual purchase price of approximately $174.4 million, which includes Novellus' common stock valued at $153.4 million, assumed options and warrants with a fair value of $16.4 million and estimated direct transaction costs of $4.6 million. The fair value of Novellus' common stock was derived using an average market price per share of $26.77, which was based on an average of the closing prices for a range of five trading days around the announcement date (August 12, 2002) of the acquisition. The fair value of the stock options and warrants was determined using the Black-Scholes option pricing model using the following assumptions: no dividend yield, expected volatility of 85%, 3.3 years and a risk-free interest rate of 2.49%. The purchase price was allocated to the fair market value of assets acquired and liabilities assumed as of August 31, 2002 as follows (in thousands):

  Cash and cash equivalents                                                       $ 60,391
  Accounts receivable                                                               21,995
  Inventories                                                                       44,886
  Deferred tax assets, current                                                      28,220
  Property, plant and equipment                                                     24,761
  Prepaid and other assets                                                           5,616
  Intangible assets - developed and core technology                                 17,380
  In-process research and development                                                9,003
  Goodwill                                                                         119,929
  Accounts payable and accrued liabilities                                        (57,023)
  Long-term debt                                                                 (116,495)
  Deferred tax liabilities, non-current                                             17,320
  Other long-term liabilities                                                      (4,711)
  Deferred compensation on unvested stock options                                    3,104
                                                                                 ---------
     Total purchase price                                                        $ 174,376
                                                                                 =========

Intangible Assets

Of the total purchase price, approximately $17.4 million was allocated to developed and core technology, which will be amortized over an average estimated life of six years. Developed technology, which comprises products that have reached technological feasibility, primarily includes the SpeedFam-IPEC Momentum(TM) family of products. Core technology represents a combination of SpeedFam-IPEC processes and trade secrets developed through years of experience in design and development of CMP technology.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the acquired net tangible and intangible assets. Goodwill is based upon the unaudited condensed consolidated balance sheet of SpeedFam-IPEC as of August 31, 2002. The increase in the estimated goodwill amount from the previous estimate shown in the pro forma condensed combined consolidated balance sheet as of June 29, 2002, included in our Form S-4/A filed with the Securities and Exchange Commission on November 1, 2002, is due to several factors. Those factors include our estimate of the fair value of SpeedFam-IPEC's exit liabilities ($28.5 million), a decrease in the estimated fair value of identified intangible assets ($27.7 million), a decrease in in-process research and development costs ($9.4 million) and a decrease in the net assets of SpeedFam-IPEC due to operating losses.

The acquisition closed on December 6, 2002 with final recorded goodwill of $143.0 million. Goodwill increased from September 28, 2002 to December 6, 2002 because of a decline in the net assets of SpeedFam-IPEC due to operating losses. Goodwill is not deductible for tax purposes. In addition, goodwill is not subject to amortization, however, it is to be tested for impairment at least annually in accordance with SFAS No. 142.

In-process Research and Development

Of the total purchase price, approximately $9.0 million was allocated to in-process research and development ("IPR&D") and was written-off as acquired IPR&D in the fourth quarter of 2002. Due to the non-recurring nature of IPR&D it has been excluded from the unaudited pro forma condensed combined consolidated statements of operations. Projects which qualify as IPR&D represent those that had not yet reached technological feasibility or had no alternative future use. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no significant remaining risk relating to the development.

The value assigned to IPR&D was determined by considering the importance of each project to the overall development plan, estimating costs to develop the acquired IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased IPR&D were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by SpeedFam-IPEC and its competitors.

The rates utilized to discount the net cash flows to their present value were based on SpeedFam-IPEC's weighted-average cost of capital. The weighted-average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 25% to 35% were deemed appropriate for valuing the IPR&D. The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. As a result, actual results may differ from estimates.

2. PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma condensed combined consolidated financial statements are presented as if Novellus and SpeedFam-IPEC had been operating as a combined entity. The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

      (a) Adjustment to record the difference between the estimate of the fair value and the historical amount of SpeedFam-IPEC's inventory and to write-off inventory related to exiting certain SpeedFam-IPEC products. An adjustment to the statement of operations has not been recorded as it does not have a continuing impact on the business.

      (b) Adjustment to the deferred tax assets based on an estimate of the tax assets which can be utilized by the combined company and to reflect the deferred tax liability primarily resulting from the pro forma adjustments related to intangible assets.

      (c) Adjustment to record the difference between the estimate of the fair value and the historical amount of SpeedFam-IPEC's property and equipment and to write-down excess and duplicate property and equipment to its fair value. The resulting adjustment to depreciation expense has been recorded.

      (d) Adjustments to reflect the estimate of the fair value of amortizable intangible assets and the resulting increase in amortization expense, as follows (in thousands):

                                                                                      ANNUAL                   USEFUL
                                                                FAIR VALUE          AMORTIZATION                LIFE
                                                                ----------          ------------                ----
Developed and core technology                                 $       17,380       $        2,897              6 years

      (e)   Adjustment to reflect the estimate of the fair value of goodwill.


      (f) Adjustments to eliminate historical patent intangible assets of SpeedFam-IPEC and record the decrease in amortization expense.


      (g) Adjustment to eliminate capitalized debt issuance costs of SpeedFam-IPEC and the related decrease in amortization expense.


      (h)   Adjustment to reflect the direct transaction costs of the merger.


      (i) Adjustment to record estimated costs associated with exiting activities of SpeedFam-IPEC incurred due to the acquisition which primarily relates to excess facility costs. As of the completion of the merger, management of Novellus had begun to assess and formulate plans to exit certain activities of SpeedFam-IPEC and to implement workforce reductions. These plans are now complete. Based on an estimate of the cost related to exiting these activities, exit liabilities of approximately $28.5 million were accrued as of the completion of the merger for costs of vacating leased facilities, severance costs related to SpeedFam-IPEC employees and other costs associated with exiting activities of SpeedFam-IPEC. Due to the non-recurring nature of the exit liabilities, no adjustment has been made to the unaudited pro forma condensed combined consolidated statements of operations for these items.

      (j) Adjustment to eliminate the historical amounts of SpeedFam-IPEC's shipped systems pending acceptance and deferred revenue.


      (k) Adjustment to reflect the fair value of the SpeedFam-IPEC convertible subordinated notes assumed by Novellus and record the amortization of the fair value adjustment over the remaining period until maturity in 2004.

      (l)   Adjustments to shareholders' equity (in thousands):


To record the value of Novellus shares issued and SpeedFam-IPEC
   options and warrants assumed in the transaction                                                          $    169,840

To record the estimate of the fair value of in-process research and
   development                                                                                                    (9,003)

To eliminate SpeedFam-IPEC's historical shareholders' equity                                                      (8,546)
                                                                                                            ------------
                                                                                                            $    152,291
                                                                                                            ============

      (m) Adjustment to record the deferred compensation and amortization based on the intrinsic value of unvested SpeedFam-IPEC common stock options assumed upon the closing of the acquisition. The deferred compensation related to the unvested options is being amortized on a straight-line basis over the estimated vesting period of four years beginning on January 1, 2001.

      (n) Adjustment to record the income tax effect of the pro forma adjustments and reflect the tax benefit associated with the SpeedFam-IPEC net loss.


3. PRO FORMA EARNINGS PER SHARE

The pro forma basic and diluted earnings per share are based on the weighted-average number of shares of Novellus common stock outstanding and weighted-average number of shares of SpeedFam-IPEC common stock outstanding multiplied by the exchange ratio. The weighted-average number of SpeedFam-IPEC diluted shares has been adjusted to reflect dilutive options.